SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report:  April 15, 2004

VITACUBE SYSTEMS HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

NEVADA
(State of Incorporation)

333-56250	84-1575085
(Commission File No.)	(I.R.S. Employer Identification Number)

480 South Holly Street, Denver, CO	80246
(Address of Principal Executive Offices)	(Zip Code)

(303) 316-8577

(Registrant’s Telephone Number)

Item 5.            Other Events and Regulation FD Disclosure

On April 15, 2004, VitaCube Systems Holdings, Inc. completed the second and final closing of a best efforts, $2.3 million minimum, private placement of its common stock (the “Offering”).  The initial closing of the Offering was on March 31, 2004.  At the second closing, the Company sold 636,672 shares of common stock, for an aggregate cash purchase price of $191,001 bringing the total shares sold in the Offering to 8,326,422 shares of common stock and the aggregate purchase price for the Offering to $2,497,925.

MDB Capital Group LLC acted as placement agent and investment banker in the Offering.  As compensation to MDB, VitaCube issued a warrant to MDB to acquire 2,172,109 shares of common stock of VitaCube at $0.30 per share, exercisable for a period of 5 years.  VitaCube also reimbursed MDB for its out-of-pocket expenses.

VitaCube will use the proceeds from the Offering to initiate and advance its newly launched Network Marketing division and for working capital and general corporate purposes.

VitaCube agreed to file a registration statement relating to the resale of the common stock purchased by the investors in the Offering, within 90 days of the first closing.  VitaCube also agreed to include in the registration statement the resale of the shares of common stock underlying the warrant issued to the placement agent.

In connection with and as a condition to the initial closing of the Offering (and as more fully set forth in VitaCube’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2004), two directors and one creditor converted Company debt totaling $2,186,629 into a total of 7,288,763 shares of the Company’s common stock.

VitaCube issued its shares in the Offering in reliance on the exemptions from registration provided in Section 4(2) and Regulation D and Regulation S of the Securities Act of 1933, as amended (the “Act”).  The Offering was made solely to “accredited investors” as defined in Regulation D under the Act.  No form of general solicitation or general advertisement was used in connection with the Offering.  VitaCube and each investor entered into a stock purchase agreement with respect to the acquisition of the stock.  The stock purchase agreements included representations received from the investors, concerning their intent to acquire the securities for investment only and not with a view toward distribution and establishing their status as accredited investors.  The agreements also disclosed that the securities being acquired had not been registered under the Act and that that future disposition of the securities is restricted except in compliance with the Act and state securities laws.  VitaCube filed a Form D with respect to the Offering with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated: April 20, 2004	VITACUBE SYSTEMS HOLDINGS, INC.

	By:	/s/ Sanford D. Greenberg
Sanford D. Greenberg, Chief Executive Officer